Exhibit 10.9

March 20, 2015

Matthew Cooper, Ph.D.

Dear Dr. Cooper,

Progenity, Inc. (the “Company”) is pleased to confirm the following employment offer as Vice President and Chief Scientific Officer of Progenity starting on or about March 27, 2015 (the “Employment Start Date”). This offer is subject to the terms and conditions set forth in this offer letter. This offer and its acceptance by you are also contingent upon closing of the acquisition of Carmenta Bioscience, Inc. by the Company and/or its affiliates no later than April 6, 2015, at which time this offer expires if the contingency has not been met.

Employment

You agree to serve as Vice President and Chief Scientific Officer and shall have the duties and responsibilities commensurate with such position reporting directly to Harry Stylli, Executive Chairman. The annual base salary for this position is $330,000 on a full-time basis.

Benefits

Upon employment, the Company will provide you with the usual health insurance benefits it generally provides to other employees. Except for any waiting period that may be applicable, you will have immediate right to participate in and receive benefit from life, accident, disability, medical, dental, vision, 401k (with company match) and similar benefits made available generally to employees of the company as such plans and benefits may be adopted by the Company. These plans may vary, from time to time, be amended, or terminated.

PTO/Holidays

Your paid time off shall be in accord with the Company’s PTO policy that in general currently allows all fulltime employees three weeks’ PTO per benefit year, which may be amended or terminated by the Company from time to time. Progenity recognizes 10 company holidays that all full-time employees are paid for.

Bonus

You are eligible for the annual bonus program with a target bonus of 35% of annual base salary. Bonuses are calculated annually when the calendar year ends and are awarded after all annual financials are calculated. These bonuses are prorated based on your start date. (You would be eligible for your first bonus during 2016, for the 2015 calendar year.) The bonus incentive is based on several terms including company performance, individual goals, and a subjective portion. The bonus program is operated at the sole discretion of the Company and is subject to review, modification, or revocation at any time.

Stock Grant

You will be granted an option to purchase 225,000 shares of common stock (the “Option”). The Option and exercise rights shall be subject to the terms of the Company’s most current Equity Incentive Plan and standard agreement. Twenty-five percent of the shares subject to the Option shall become vested on the first anniversary of your Employment Start Date and the balance of the shares shall vest in 36 consecutive successive equal monthly installments thereafter, provided that you are providing continuous service during the period commencing on the grant date and through each applicable vesting date.

Severance

If your employment is terminated without Cause by the Company (and for clarity, other than by death or disability), subject to your delivery of an effective release agreement in form approved by the Company, the Company will provide you with COBRA premiums and severance pay equal to 12 months of your then current regular base salary (less applicable tax and other required withholdings) paid per the Company’s regular payroll schedule over 12 months. “Cause” means any of (1) conviction of any felony or any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company that results in material harm to the Company; (3) intentional and material damage to Company property; or (4) material breach of any written Company Policy or written agreement with the Company including the Employee Confidentiality and Proprietary Rights Assignment Agreement.

Other Activities

Except under prior approval of your manager, you shall not during your employment engage, directly or indirectly, in any business activity that is or may be competitive with, or might put you in a competing position to that of the Company.

Employee Confidentiality and Proprietary Rights Assignment Agreement

Enclosed for your review and signature is the Company “Employee Confidentiality and Proprietary Rights Assignment Agreement.” In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm or Company which would prevent, limit, impair or in any way affect the performance by you of your duties as an Employee of the Company. You also represent that as an employee of the Company you will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence prior to your employment by the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. You have not entered into and you agree not to enter into any agreement, either written or oral, in conflict with your employment at the Company. You further agree to conform to the rules and regulations of the Company.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. The “at will” nature of the employment between you and the Company cannot be changed or modified other than in writing by the Executive Chairman.

This offer is contingent upon successful completion of a background investigation, which may include civil, and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Harry Stylli

Harry Stylli

Executive Chairman

Progenity, Inc.

Agreed:	/s/ Matthew Cooper	Date:	March 27, 2015
Signature

Matthew Cooper, Ph.D.